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                                                                     Exhibit 6.1

                              EMPLOYMENT AGREEMENT


         THIS EMPLOYMENT AGREEMENT (the "Agreement") is entered into as of April 18, 1997, by and between Allen J. Simon ("Executive") and Food Extrusion, Inc., a Nevada corporation (the "Company") with its principle place of business in the State of California.

                                                 W I T N E S E T H :

         WHEREAS, the Company desires to employ the Executive, and the Executive desires to accept such employment, on the terms and conditions set forth in this Agreement.

         NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements set forth herein, the Company and the Executive agree as follows:

         1. Employment and Duties. Commencing on April 14, 1997 (the "Commencement Date"), the Company agrees to employ Executive as Chief Executive Officer and Executive agrees to serve the Company in such capacity, with the authority and responsibilities customarily afforded the principal executive of a company. All other officers of the Company shall report to Executive, and Executive shall have authority, among other things, to hire and fire employees. Executive agrees to devote substantially all of his normal business time and efforts during normal business hours to the performance of his duties under this Agreement, provided that the devotion of time to personal investments or other business matters will not be deemed a breach of this Agreement if it does not substantially interfere with the performance of Executive's duties hereunder. Executive shall report directly to the Board of Directors and shall be nominated and elected to the Board of Directors on or before April 4, 1997.

         2.       Compensation.


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                  (a) Base Salary: Withholding.  The Company shall pay Executive a base salary of $250,000 per year payable in accordance with the Company's standard payroll practices, with such base compensation subject to increase from time to time (but no less frequently than annually) in the good faith discretion of the Board of Directors. The parties shall comply with all applicable
withholding   requirements  in  connection  with  all  compensation  payable  to
Executive hereunder.

                  (b) Annual Cash Bonus. The Company shall pay Executive an annual cash bonus on April 1, 1998, and annually thereafter, in such amounts as the Board of Directors may decide after good faith and reasonable determination of Executive's efforts during the prior year and the results thereof.

                  (c) Stock Option. The parties acknowledge and agree that, as additional incentive to Executive, Executive shall be granted, immediately upon execution of this Agreement, an option (the "Option") to purchase 2,000,000 shares of Company common stock ("Shares") at an exercise price of $2.00 per share (the "Option Price") pursuant to an option agreement attached hereto as Exhibit A (the "Option Agreement"). The Option shall vest as set forth in the Option Agreement, which Option Agreement provides, among other conditions, that in the event of termination of Executive's employment by Company without Cause (as defined below) or by Executive for Good Reason (as defined below), the Option shall at such time be deemed fully vested. The Shares shall be subject to the Registration Rights Agreement attached hereto as Exhibit B.

         If the Company sells shares of its capital stock to any of its shareholders pursuant to a rights offering, Executive shall have the right to participate in such rights offering by having the Company grant him an option, on the terms set forth in Exhibit A, to purchase that number of shares of capital stock (the "Rights Shares") that he could purchase in such offering if all of his Shares subject to the Option, whether or not vested, were issued and outstanding shares of Common Stock. The exercise price for the Rights Shares shall be the lesser of the Option Price or the price to be paid by shareholders in such rights offering.

                  (d) Incentive Plans. In addition to all other benefits and compensation provided by this Agreement, Executive shall be eligible to participate in such of the Company's equity, compensation and incentive plans as are generally available to any of the management executives of the Company, including without limitation any executive bonus or incentive compensation

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plans.

                  (e) Temporary Living and Relocation Expenses.

                           (i) The Company shall  reimburse  Executive  for: (A)
all reasonable moving expenses relating to the relocation of Executive and his family, including transportation and direct moving costs; (B) all reasonable costs (including real estate commissions) incurred in connection with the search by him for a new principal residence in the Sacramento metropolitan area; and
(C) all reasonable commuting and temporary housing costs incurred by Executive until he is able to relocate, including, but not limited to, the rental cost of a condominium in Sacramento and furniture for such condominium.

                           (ii) The Company  shall pay  Executive  a  "gross-up"
payment in the amount necessary to make him whole for the payment of any Federal and state income taxes on the amounts described in clause (i) and on the "gross-up" payment. The payment made pursuant to this clause (ii) shall be made prior to April 15, 1998.

                  (f) Vacation. Executive shall be entitled to such annual vacation time with full pay as the Company may provide in its standard policies and practices for any other management executives; provided, however, that in any event Executive shall be entitled to a minimum of four weeks annual paid vacation time.

                  (g) Other Benefits. Executive shall participate in and have the benefits of all present and future holiday, paid leave, unpaid leave, life, accident, disability, dental, vision and health insurance plans, pension, profit-sharing and savings plans, car allowance and all other plans and benefits which the Company now or in the future from time to time makes available to any of its management executives; in any event, however, the Company shall provide Executive with: (i) a life insurance policy in the amount of $1,000,000, which policy Executive may acquire from the Company upon termination of his employment for the cash surrender value thereof; (ii) long-term disability insurance coverage which provides Executive disability benefits of at least 60% of his base salary and an elimination period of not more than ninety (90) days; and
(iii) a car allowance of $1,200 per month.

         3. Business Expenses. The Company shall promptly reimburse Executive for all appropriately documented, reasonable business expenses incurred by

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Executive.

         4. Termination by the Company Without Cause. The Company may, by delivering sixty (60) days' prior written notice to Executive, terminate Executive's employment at any time and without Cause (as defined below) by:

                  (a)   paying  to   Executive,   no  later  than  the  date  of
termination, a lump sum equal to:

                           (i) Executive's  base salary accrued through the date
of termination;

                           (ii) all accrued vacation pay and accrued bonuses, if
any, to the date of termination;

                           (iii) any bonus,  if any,  which would have been paid
but for the termination, prorated through the date of termination, based upon the Company's performance and in accordance with the terms, provisions and conditions of any Company incentive bonus plan in which Executive may be designated a participant;

                           (iv) if the date of  termination  occurs  within  one
year of the Commencement Date, an amount equal to 12 months of Executive's base salary at the rate in effect on the date of notice of termination (the "Severance Amount"). The Severance Amount shall be increased to 18 months of Executive's base salary as of the date of the notice of termination if the date of termination is not less than one nor more than two years after the Commencement Date, and the Severance Amount shall be further increased to 24 months of such base salary if the date of termination is more than two years after the Commencement Date;

                  (b) providing, for a period of 12 months after the date of termination, at the Company's expense, coverage to Executive under the Company's life insurance and disability insurance policies and to Executive and his dependents under the Company's health plan; if any of the Company's health, life insurance, or disability insurance plans are not continued or if Executive is not eligible for coverage thereunder because of the termination of his employment, the Company shall pay the amount required for Executive to obtain equivalent coverage;


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                  (c) providing to Executive reasonable  outplacement  services;
and

                  (d) providing an office, secretarial support, and access to equipment and supplies for a period of 6 months after termination.

         In addition, notwithstanding anything to the contrary contained herein or in any agreement with respect hereto, upon termination of Executive's employment pursuant to this Section 4, all equity options, restricted equity grants and similar rights held by Executive with respect to securities of the Company, including without limitation the Option, shall automatically become fully vested and shall become immediately exercisable.

         In the event that any compensation paid to Executive under this Agreement and the Stock Option Agreement would be considered a parachute payment pursuant to Internal Revenue Code Section 280G, the Company shall pay Executive the gross up amount necessary so that Executive will net the amount called for under such agreements after payment of excise taxes under Internal Revenue Code
Section 4999 and Federal and state income taxes.

         5. Definition of Cause. For purposes of this Agreement,  "Cause" means:
(i) misappropriating any funds or property of the Company; (ii) attempting to obtain any material personal profit from any transaction in which the Executive has an interest that is adverse to the material interests of the Company, other than a transaction disclosed to and approved by the Company; (iii) the Executive's willful and continuing refusal to perform his duties pursuant to this Agreement after reasonable written notice; (iv) the commission by the Executive of any material act of misconduct or dishonesty or any wrongful act which has a direct, substantial and adverse effect on the Company's business or reputation; or (v) conviction of a felony.

         6.       Payments Upon Termination for Good Reason.

                  (a) Definition of "Good Reason". "Good Reason" shall mean:

                           (i)  the   assignment  of  Executive  to  any  duties
inconsistent with, or any adverse change in, Executive's titles or positions, duties, responsibilities or status with the Company, or the removal of Executive from, or failure to reelect Executive to, any of such positions; or


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                           (ii) the failure, for any reason, for Executive to be
elected to the Board of Directors by April 11, 1997, or the removal of Executive from, or failure to reelect Executive to, the Board of Directors; or

                           (iii) any  attempt  to  reduce,  or a request  by the
Company that Executive reduce, his base salary; or

                           (iv) the Company requiring or requesting Executive to
be based outside of San Francisco or more than fifty miles away from the Company's current headquarters in El Dorado Hills, except for travel on Company business; or

                           (v) the  failure of the  Company to provide  support,
information, assistance and staffing reasonably appropriate for Executive to carry out Executive's duties or to achieve the performance goals set by the Company; or

                           (vi) the failure of the Company to continue in effect
for Executive any health insurance plan or other benefits specifically described in Section 2(g) of this Agreement; or

                           (vii)  the  failure  of the  Company  to  obtain  for
Executive directors and officers liability insurance coverage as more fully described in Section 8 below;

                           (viii) any other  material  breach by the  Company of
this Agreement which is not cured within ten (10) days of notice thereof by Executive to Company; or

                           (ix) a Change in Control. A "Change in Control" means
the occurrence of any of the following:

                                    (A) any  "person,"  as such  term is used in
Sections  13(d) and 14(d) of the Exchange Act of 1934, as amended (the "Exchange
Act")  (other  than  the  Company,  its  existing   shareholders,   or  Monsanto
Corporation or its subsidiaries or affiliates) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company (or a successor to the Company) representing 35% or more of the combined voting power of the then outstanding securities of the Company or such successor;
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                                    (B) at any time the Company  has  registered
shares under the Exchange Act, at least 40% of the directors of the Company constitute persons who were not at the time of their first election to the Board, candidates proposed by a majority of the Board in office before such first election; or

                                    (C)  the   dissolution  of  the  Company  or
liquidation of more than 50% in value of the Company or a sale of assets involving 50% or more in value of the assets of the Company, (ii) any merger or reorganization of the Company whether or not another entity is the survivor,
(iii) a transaction (other than the initial public offering of Company's shares) pursuant to which the holders, as a group, of all of the shares of the Company outstanding before the transaction, hold, as a group, less than 50% of the combined voting power of the Company or any successor company outstanding after the transaction, or (iv) any other event or series of events which the Board determines, in its discretion, would materially alter the structure of the Company or its ownership.

                  (b) Termination. Executive may terminate his employment for Good Reason at any time upon providing written notice of termination to the Company. In the event of termination of Executive's employment for Good Reason, the Company shall pay Executive all of the consideration the Company would be obliged to pay to Executive under Section 4 of this Agreement if Executive were terminated without Cause.

         7. Voluntary Termination by Executive. In addition to the reasons set forth in Section 6, Executive may terminate this Agreement at any time for any reason or no reason upon delivering thirty (30) days' prior written notice to the Company. No later than the date of termination, the Company shall pay Executive a lump sum equal to his accrued base salary through the date of termination, and all accrued vacation pay and bonuses.

         8. Indemnification. As a director, officer and agent of the Company, Executive shall be fully indemnified by the Company to the fullest extent permitted by California law. To implement this provision, Company shall execute and deliver to Executive its standard form of indemnification agreement for officers and directors, and Executive shall thereafter be entitled to the benefits of any subsequent amendments thereto made for any management executives. In addition, Company agrees to obtain and maintain during the term

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of  Executive's  employment,  a directors  and  officers  insurance  policy with customary policy limits and deductible, under which Executive is an insured.

         9. Confidential Information. Executive shall execute and deliver to the Company any standard and reasonable confidentiality and proprietary rights agreement which the Company reasonably requires of all of its management executives.

         10. Assignment. The rights and obligations of the parties under this Agreement shall be binding upon and inure to the benefit of their respective successors, assigns, executors, administrators and heirs, provided, however, that Executive may not delegate any of Executive's duties under this Agreement.

         11. Additional Benefits. Company agrees promptly to reimburse Executive for amounts Executive expends in legal and financial planning and accounting fees in connection with the negotiation and preparation of this Agreement, the Stock Option Agreement and the Registration Rights Agreement, and all other documents related thereto.

         12.      Miscellaneous.

                  (a) Complete Agreement. This Agreement constitutes the entire agreement between the parties and cancels and supersedes all other prior or contemporaneous agreements between the parties which relate to the subject matter contained in this Agreement.

                  (b) Modification, Amendment, Waiver. No modification or amendment of any provisions of this Agreement shall be effective unless approved in writing by both parties. The failure at any time to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of either party thereafter to enforce each and every provision hereof in accordance with its terms.

                  (c) Governing Law. This Agreement shall be construed in accordance with the laws of the State of California.

                  (d) Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be held to be prohibited by or invalid under applicable law, such provision shall be

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ineffective  only to the  extent  of such  prohibition  or  invalidity,  without invalidating the remainder of such provision or the remaining provisions of this Agreement.

                  (e) Attorneys' Fees. In the event of dispute relating to this Agreement (including enforcing judgments and appeals), the prevailing party shall be entitled to reimbursement of its reasonable attorneys' fees and costs of suit in addition to such other relief as may be granted.

                  (f) Notices. All notices and other communications under this Agreement shall be in writing and shall be given in person or by telegraph, telefax or first class mail, certified or registered with return receipt requested, and shall be deemed to have been duly given when delivered personally or three days after mailing or one day after transmission of a telegram or telefax, as the case may be, to the respective persons named below:

If to the Company:          Food Extrusion, Inc.
                            1241 Hawk's Flight Court
                            El Dorado Hills, CA 95762
                            Attention:  Daniel L. McPeak, Chairman

With a copy to:


If to the Executive:       Allen J. Simon
                           3030 Washington Street
                           San Francisco, CA 94115

With a copy to:            David H. Melnick, Esq.
                           Leland, Parachini, Steinberg,
                                          Matzger & Melnick, LLP
                           333 Market Street, 27th Floor
                           San Francisco, CA 94105

     IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the day and year first above written.

                  COMPANY:          Food Extrusion, Inc., a Nevada
                                            corporation

By: /s/Patricia Mayhew              By:/s/ Daniel L. McPeak
   -------------------                 --------------------
Its:President                       Its: Chairman of the Board

                  EXECUTIVE:                /s/ Allen J. Simon
                                            ------------------
                                            Allen J. Simon